Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements :

(1)	Registration Statement (Form S-3 No. 333-99205) of BioTime, Inc.;
(2)	Registration Statement (Form S-3 No. 333-166862) of BioTime, Inc.;
(3)	Registration Statement (Form S-3 No. 333-167822) of BioTime, Inc.;
(4)	Registration Statement (Form S-8 No. 333-101651) pertaining to the Employee Benefit Plans of BioTime, Inc.;
(5)	Registration Statement (Form S-8 No. 333-122844) pertaining to the Employee Benefit Plans of BioTime, Inc., and
(6)	Registration Statement (Form S-8 No. 333-163396) pertaining to the Employee Benefit Plans of BioTime, Inc.;

of our report dated July 15, 2010, with respect to the consolidated financial statements of ES Cell International Pte Ltd included in this Form 8-K/A-1 of BioTime Inc.

/s/  Ernst & Young LLP
Singapore
July 15, 2010